Exhibit 10.8

5.11, INC. EMPLOYMENT AGREEMENT - JAMES MCGINTY

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of February 5, 2021, between 5.11, Inc., a California corporation (the “Company”), and James McGinty (“Executive”) and amends and restates in its entirety that certain Employment Agreement dated as of April 1, 2019 between the Company and the Executive.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraphs 4 and 5 hereof (the Initial Period and the Extended Period (both as defined in paragraph 4), if there is any Extended Period, together the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company and shall have the normal duties, responsibilities, functions and authority customarily associated with such position and such other duties and responsibilities as may be assigned from time to time to Executive by the Chief Executive Officer of the Company, all subject to the power and authority of the Company’s Board of Directors (the “Board”) or the Executive Committee of the Board (the “Executive Committee”) to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company.

(b) Executive shall report to the Chief Executive Officer of the Company, and Executive shall devote Executive’s full-time energies and attention to the business and affairs of the Company and its Subsidiaries. Executive shall perform Executive’s duties, responsibilities and functions to the Company and its Subsidiaries hereunder in a diligent, trustworthy, professional and efficient manner and shall comply with the policies and procedures of the Company and its Subsidiaries and will cooperate fully with the Board and the Executive Committee in the advancement of the best interests of the Company. So long as Executive is employed by the Company, Executive shall not, except as provided herein or with the prior written consent of the Board, render to any other person, corporation, firm, company, joint venture or other entity any services of any kind for compensation, or engage in any other activity that would interfere with the performance of Executive’s duties for the Company and its Subsidiaries. Notwithstanding the foregoing, Executive may engage in charitable, civic, fraternal and trade association activities that do not interfere materially with Executive’s obligations to the Company. A schedule of activities of the nature referenced in this paragraph 2(b) in which Executive is currently engaged is set forth on Schedule A attached hereto and Executive’s continued participation in such entities shall not be considered a violation of this paragraph 2(b). Further, nothing in this Agreement shall limit Executive’s ability to: (i) serve as a member of any board of directors for any non-profit organization, so long as such membership does not interfere materially or conflict with Executive’s obligations to the Company; (ii) manage passive, non-competitive personal investments; or (iii) engage in activities as otherwise agreed by the Board in writing.

(c) For purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, now or hereafter, owned directly or indirectly by the Company.

3. Compensation and Benefits.

(a) Base Salary and Target Bonus. During the Employment Period, Executive’s base salary shall be Four Hundred Twenty-Eight Thousand Dollars ($428,000.00) per annum, to be paid in accordance with the Company’s customary payroll practices. Executive’s applicable base salary as adjusted pursuant to this paragraph is referred to herein as the “Base Salary.” For purposes of this Agreement, Executive’s “Target Bonus” means the product of 50% and the Base Salary. Executive’s Base Salary will be reviewed on an annual basis by the Compensation Committee of the Board (the “Compensation Committee”) and may be adjusted, from time to time thereafter, at the discretion of the Compensation Committee.

(b) Bonus.

(i) Subject to Section 3(b)(ii) below, Executive will be eligible to receive a bonus (the “Bonus”). The criteria for purposes of determining Executive’s actual Bonus for each fiscal year will be established by the Compensation Committee and the Bonus in any fiscal year may be increased to include additional amounts approved by the Compensation Committee.

(ii) Bonus Earned at Payment. To encourage continued performance by Executive through the payment date of any Bonus, except as otherwise specifically provided in Section 5(b)(ii) below, in order to receive a Bonus with respect to a Bonus year Executive must be employed at such time as Bonuses are paid to other officers with respect to such year; provided, however, in the Compensation Committee’s sole discretion the Company shall be entitled to pay Executive a Bonus for a year that has already ended if Executive’s employment with the Company ceases after the end of such year, but before such payment date.

(c) Employee Benefits. Executive shall be included, to the extent eligible under the terms and conditions, as such terms and conditions may be established or changed from time to time by the Board in its sole discretion, in any and all of the Company plans providing benefits for its executives. Nothing contained herein shall obligate the Company to adopt or maintain any benefit plan and nothing herein shall restrict the Company’s right in its sole discretion to adopt, modify or otherwise alter, in whole or in part, any and/or all of its benefit plans, provided that such adoption, abolition, modification or alteration is of general effect and applicable to all of the Company’s employees and/or officers under such plans.

(d) Time Off. Executive shall participate in the Company’s unlimited time off policy for officers, as may be in effect from time to time.

(e) Business Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses necessarily incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(f) Payroll Withholdings. From each payment to Executive of Base Salary and bonus, if any, the Company may report, withhold and pay to the proper governmental authorities any and all amounts required by law to be withheld for federal, state and local income and employment taxes, and any and all other amounts required by law to be reported and/or withheld from Executive’s wages. The Company may also deduct from Executive’s salary payments those sums authorized by Executive in writing and approved by the Company. The Company may make those payments and contributions, such as unemployment insurance premiums, workers’ compensation insurance premiums, the employer’s portion of state disability insurance premiums, and the employer’s portion of federal employment taxes, which are required by law to be made by the Company.

4. Term. Subject to paragraph 5 hereof, the Employment Period shall be for a period commencing on the date of this Agreement and ending on December 31, 2021 (the “Initial Period”) and shall thereafter automatically renew for successive periods of one year each (collectively, the successive periods, the “Extended Period”), unless the Company provides at least 60 days’ written notice to Executive prior to the expiration of the Initial Period or the Extended Period, as applicable, that this Agreement shall not be renewed.

5. Termination of Employment.

(a) Termination. This Agreement, the Employment Period and the employment of Executive by the Company may be terminated at any time as follows:

(i) By mutual agreement of the parties;

(ii) By the Company if Executive dies or becomes Disabled. For purposes of this Agreement, “Disabled” shall mean any mental or physical illness or disability that renders Executive unable to perform the essential functions of Executive’s position for (A) any period more than three (3) consecutive months or (B) an aggregate of 180 days during any twelve month period, notwithstanding reasonable accommodation by the Company of Executive’s known physical or mental disability, in accordance with the Americans with Disabilities Act and any other applicable state or local law governing the employment of qualified persons with a disability;

(iii) By the Company for Cause. For purposes of this Agreement, “Cause” shall mean with respect to Executive, one or more of the following: (A) willful violation of the Executive’s fiduciary duties to the Company, including the duty of loyalty and the corporate opportunity doctrine, (B) commission of, the indictment or conviction for, or the entry of a plea of nolo contendere (or similar plea) to a charge of, (1) any crime involving fraud, dishonesty, misappropriation or embezzlement, or (2) any felony, (C) any violation of law that causes material injury to the business of the Company or any of its subsidiaries, (D) failure to comply with the Company’s reasonable and lawful orders or directives or the Company’s reasonable rules, regulations, policies, procedures or practices that are not inconsistent with applicable law, in each case, which results in material harm to the Company, (E) refusal to comply with the Company’s reasonable orders or directives or the Company’s reasonable rules, regulations, policies, procedures or practices that are not inconsistent with applicable law, which continues uncured for 10 days following written notice thereof from the Company to the Executive, (F) gross negligence or willful misconduct in connection with the performance of the Executive’s duties to the Company, and (G) any material breach by the Executive of the employment agreement or non-competition agreement between such Executive and the Company, and in the case of each of (D) or (G), which, if curable, continues uncured for 30 days following written notice thereof from the Company to such Executive;

(iv) By the Company without Cause;

(v) By Executive for Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation from employment at any time within 90 days following the expiration of the Company cure period (discussed below) following the occurrence of one or more of the following without the Executive’s written consent: (A) a reduction in the Executive’s base salary (excluding bonuses and all other compensation) (other than a substantially similar reduction applicable to all Restricted Stockholders that are employees of the Company), (B) a material diminution in the duties, responsibilities or authority of the Executive such that the Executive is no longer playing the role of an officer of 5.11, Inc., or (C) the Company moves the Executive’s primary location of employment by more than 50 miles from the Executive’s primary location of employment as of the date hereof. Under this Agreement, the Executive will not be able to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice;

(vi) By Executive, voluntarily; provided that Executive agrees to give the Company not less than 45 days’ written notice of Executive’s resignation.

(b) Consequences of Termination. Executive shall be entitled to the following compensation in the event of termination of Executive’s employment pursuant to the terms of paragraph 5(a):

(i) Following any termination under paragraphs 5(a)(i), (ii), (iii) or (vi), Executive (or, in the event of Executive’s death, Executive’s estate) shall be entitled to receive a lump sum payment in an amount equal to the accrued and unpaid portion of Executive’s Base Salary earned through the date of termination or death plus any authorized business expenses incurred and un-reimbursed as of the date of termination or death, plus, in the event of a termination under paragraph 5(a)(ii), Bonus for a year that has already ended if the date of termination or death is after the end of such year, to the extent unpaid as of the date of termination or death (which Bonus amount shall be payable at such time as such bonus would have otherwise been paid).

(ii) Following any termination under paragraphs 5(a)(iv) or (v), Executive shall be entitled to receive (A) a lump sum payment in an amount equal to Executive’s accrued and unpaid Base Salary through the date of termination, plus any authorized business expenses incurred and un-reimbursed as of the date of termination, plus any Bonus for a year that has already ended if the date of such cessation of employment is after the end of such year, to the extent unpaid as of the date of such cessation of employment (which Bonus amount shall be payable at such time as such bonus would have otherwise been paid), (B) an amount equal to the product of (x) the Bonus the Executive would have earned for the fiscal year in which the date of termination occurs and (y) a fraction, the numerator of which is the number of calendar days completed from the first day of the fiscal year in which the date of termination occurs through the date of termination, and the denominator of which is 365, which amount shall be payable at such time as such bonus would have otherwise been paid (the “Bonus Severance”) and (C) subject to Executive’s compliance with Sections 6 and 7, severance (the “Salary Severance”) in an amount equal to one-half of Executive’s per annum Base Salary as of the date of termination (unless Executive’s Base Salary was reduced in violation of Section 5(a)(v)(A), in which case it shall be an amount equal to one-half of Executive’s per annum Base Salary as in effect prior to such reduction), plus an amount equal to Executive’s COBRA premiums for the six-month period following the date of termination, which Salary Severance shall be payable over the six month period beginning on the date of termination in substantially equal monthly payments. Executive agrees that, as a condition to and in consideration of receiving any Salary Severance or Bonus Severance pursuant to this section, Executive will be required to execute and deliver to the Company a general release of claims that provides, in effect, that Executive thereby releases and waives, for Executive and Executive’s heirs, executors, administrators and assigns, all claims against the Company, its officers, directors, employees, agents, shareholders, future shareholders, affiliates, subsidiaries, divisions, successors, predecessors, representatives, attorneys, and assigns, and any persons acting with them (“Releasees”), from all claims (including claims for attorneys’ fees and costs), demands and causes of action, known or unknown, which Executive may have or claim to have against any Releasee, arising out of, or in any way relating to, Executive’s employment, or the termination of Executive’s employment, with the Company (including its Subsidiaries and affiliates), whether based on any act or omission to act or otherwise (excluding any claims solely based on Executive’s status as a shareholder of the Company or any rights Executive may have under the Company’s stockholders agreement). Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within the sixty (60) day period following Executive’s termination of employment. Any payments or benefits that would otherwise be provided before the date such release becomes irrevocable shall be accumulated and paid in a lump sum on the date such release becomes irrevocable; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Internal Revenue Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(iii) Any payment under paragraphs 5(b)(i) and (ii) shall be made in accordance with the Company’s normal payroll practices (except as otherwise provided in such paragraphs), and, other than the payment of such amounts, the Company’s obligation to make any further payments of any kind or provide any benefits of any kind to Executive shall cease and terminate upon Executive’s date of termination.

(c) Resignation Upon Termination. Upon termination of Executive’s employment for any reason, Executive agrees and covenants that Executive shall immediately tender a resignation to the Company for any position held by Executive as a member of the Company’s and each of its Subsidiaries’ Boards of Directors and any committee thereof.

(d) Suspension of 409A Payments. To the extent any amount payable under this Agreement on account of Executive’s termination of employment constitutes deferred compensation subject to Section 409A of the Internal Revenue Code, such payments shall be made when the Executive incurs Separation from Service (as such term is defined herein below). However, any payment or benefit under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Internal Revenue Code shall be delayed to the extent required by Section 409A until a date that is six months and one day from the date of Executive’s Separation from Service (or the date of Executive’s death if earlier) (the “409A Suspension Period”). Within 10 days after the end of the 409A Suspension Period, the Company shall pay to Executive in one lump sum the aggregate of such delayed payments. After the 409A Suspension Period, Executive shall receive any remaining cash payments or benefits in accordance with the terms of this Agreement (as if there had not been any 409A Suspension Period beforehand). For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Treasury Regulation Section 1.409A-1 (h)(1)(i); provided, however, that pursuant to Treasury Regulation Section 1.409A-l(h)(l)(ii), the parties hereby provide that a “separation from service” shall occur within the meaning of Treasury Regulation Section 1.409A-l(h)(l)(i) and (ii) as of the first date coincident with or following a termination of employment that the Company and Executive reasonably anticipate that the level of bona fide services that Executive will perform for Company (and any entity that would be considered the same “service recipient” as Company under Internal Revenue Code Section 409A) (collectively, the “Service Recipient”) in the future (whether as an employee or an independent contractor) will permanently decrease to a level equal to twenty percent or less of the average level of bona fide services Executive provided to the Service Recipient in the 36 months immediately preceding such date (or the full period of service to the Service Recipient if Executive has been providing services to the Service Recipient for less than 36 months).

6. Confidential Information.

(a) Executive acknowledges that the continued success of the Company and its Subsidiaries and affiliates depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ or affiliates’ current or potential business or is disclosed to the Company or its Subsidiaries by any third party pursuant to a confidentiality agreement, and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, information, observations and data created or obtained by Executive, or to which Executive otherwise has access, during the course of Executive’s performance of the services under this Agreement, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or affiliates’ business or industry of which Executive becomes aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s course of performance of services under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic marketing, product development and business expansion plans, including plans regarding planned and potential sales and financial projections, employee lists and telephone numbers, locations of sales representatives, product designs and specifications, including any future or proposed products, manufacturing techniques and information, integration processes and financial information and forecasts. Therefore, Executive agrees that Executive shall not at any time, directly or indirectly, (i) disclose or permit the disclosure of any Confidential Information to any person or firm other than the Company or any person or firm to which such disclosure would be protected by a reasonably restrictive confidentiality agreement with the Company, or (ii) use or permit the use of any Confidential Information except in the ordinary course of performance of Executive’s duties. Executive agrees to deliver to the Company at the end of the Employment Period all memoranda, notes, plans, records, reports and other documents relating to the business of the Company or its Subsidiaries or affiliates (including, without limitation, all Confidential Information), whether on paper or in any other form or medium, and all copies thereof that Executive may then possess or have under Executive’s control. To the extent such delivery is not feasible, Executive agrees that (x) Executive will irretrievably erase all such materials from all computer memories and other media storage devices within Executive’s possession or control that are not so delivered to the Company, (y) Executive will not retain any copies, summaries or compilations (“versions”) of any such Confidential Information of any kind or in any form, and (z) Executive will provide written certification that Executive has irretrievably erased all such materials and have not retained any versions of such Confidential Information upon the Company’s request.

(b) During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries or affiliates or copy any such information to Company technology such as computers or other media storage devices any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of Executive’s duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during this employment with the Company or any Subsidiary, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c) The obligations of Executive provided in this paragraph 6 shall last, as to any Confidential Information, for so long as that Confidential Information has proprietary value, whether during the Employment Period or after the termination of the Employment Period.

7. Intellectual Property, Inventions and Patents.

(a) Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable works, mask works and moral rights (in each case, whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable or trademarkable) which (i)(A) are developed using the equipment, supplies, facilities or Confidential Information of the Company or its Subsidiaries, or (B) relate to the Company’s or its Subsidiaries’ actual or demonstrably anticipated business, research and development or existing or future products or services, or (C) result from work performed by Executive for the Company or its Subsidiaries in connection with the designing, making, manufacturing, selling, distributing, sourcing and/or marketing of tactical or tactical-inspired apparel, outerwear, nylon, footwear, gear (including backpacks, bags, packs) and/or accessories (the “Tactical Business”), and (ii) are conceived in connection with the Tactical Business, developed or made by Executive (whether solely or jointly with others) while employed by the Company and/or its Subsidiaries or after the termination of the Employment Period using the Company’s Confidential Information, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary. Work Product does not include any discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable works, mask works and moral rights developed by Executive without the use of Confidential Information after the termination of the Employment Period. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish, confirm and perfect such ownership in the Company or its Subsidiaries, as applicable (including, without limitation, assignments, consents, powers of attorney, waivers of rights, including moral rights, and other instruments). Executive acknowledges that all original works of authorship protected by copyright included in the Work Product are “works made for hire” as defined in the United States Copyright Act, 17 U.S.C. §101 and similar state law that is applicable to this Agreement.

(b) As further consideration for the Company’s entering into this Agreement, Executive hereby assigns to the Company all right, title and interest Executive owns or at any time may have to the Work Product (whether during the Employment Period or after the termination of the Employment Period). At any time, whether during the Employment Period or after the termination of the Employment Period, upon reasonable request of the Company, Executive shall fully cooperate with and assist the Company to protect the Company’s right to and interest in the Work Product in any and all countries of the world, and, upon reasonable request of the Company, shall execute all documents and instruments and do all things that may be required in connection therewith. Notwithstanding the foregoing, this Paragraph 7 does not apply to Work Product that qualifies fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code. By signing this Agreement, Executive acknowledges that Executive has received and reviewed the notification attached to this Agreement as Exhibit A and has disclosed to the Company all inventions that Executive believes are his property under Labor Code section 2870.

8. Severability: Remedies.

(a) Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but, if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

(b) Executive acknowledges the confidential and secret nature of Confidential Information and that the Company has devoted, and will continue to devote, considerable resources to the development or acquisition of the Confidential Information and Work Product. In light of this expenditure of resources, Executive further acknowledges (i) that the Confidential Information and Work Product has great economic value and is proprietary to the Company, (ii) that access to and use of the Confidential Information is necessary and essential to the performance of Executive’s duties and that development of Work Product is an inherent part of Executive’s duties, (iii) that Executive’s violation of Sections 6 or 7 would cause the Company to suffer immediate and irreparable harm and damage, (iv) that money damages would not provide an adequate remedy to the Company for any breach of Sections 6 or 7, and (v) that the restrictions and continuing obligations set forth in Sections 6 or 7 are fair and reasonably required for the protection of the Company and do not impose a greater restraint on Executive than is necessary to protect the rights and other business interests of the Company. Therefore, in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it, at law or in equity, for any breach or threatened breach of this Agreement (including any of the provisions of paragraphs 6, or 7) by Executive, including recovery of damages from Executive and forfeiture of any and all Salary Severance and Bonus Severance.

(c) The prevailing party in any action to enforce the terms of this Agreement or otherwise determine the rights and obligations of the parties shall be entitled to recover reasonable attorneys’ fees and legal costs as determined by the court or arbitrator in any such action.

9. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

10. Miscellaneous.

(a) Survival. Paragraphs 5 through 10 shall survive and continue in full force and effect notwithstanding the termination of the Employment Period and this Agreement.

(b) Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

James McGinty

[***]

Notices to the Company:

Board of Directors

5.11, Inc.

1360 Reynolds Ave, Suite 101

Irvine, CA 92614

With a copy (which shall not constitute notice) to:

Mr. Patrick A. Maciariello, Partner

Compass Group Management LLC

2010 Main Street, Suite 1220

Irvine, CA 92614

With a copy (which shall not constitute notice) to:

Compass Group Diversified Holdings LLC

301 Riverside Ave., Second Floor

Westport, CT 06880

Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when delivered.

(c) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt all prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including all prior employment agreements between the Company and Executive (the “Prior Employment Agreements”). For the avoidance of doubt, the entry into this Agreement and the supersedure of the Prior Employment Agreements shall be deemed not to be a termination resulting in any right to severance or similar payments on the part of Executive under any Prior Employment Agreements, and Executive acknowledges and agrees that the rights of Executive hereunder shall be the exclusive rights of Executive in connection with a termination of Executive’s employment as of and following the date of this Agreement.

(d) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e) Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or portable document format (PDF)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(f) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets or interests of the Company whether by purchase, merger, consolidation, reorganization or otherwise (in which case, the Company and its successor shall agree to assign this Agreement to such successor), and any such successor shall thereafter be deemed the “Company” for purposes of this Agreement. This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this paragraph 11(f).

(g) Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(h) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period with or without Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

(i) Insurance. The Company may procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any reasonable medical or other examination, supply any available information and execute and delivery any applications or other instruments in writing as may be reasonably necessary to obtain and maintain such insurance.

(j) Corporate Opportunity. During the Employment Period, Executive shall submit to the Company all business, commercial and investment opportunities or offers presented to Executive, or of which Executive becomes aware, at any time during the Employment Period which relate to the Tactical Business (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

(k) Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations and appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, all at times and on schedules that do not unreasonably interfere with Executive’s other permitted activities and commitments). The Company shall reimburse Executive for any out-of-pocket expenses incurred in connection with such cooperation.

* * * * *

In witness whereof, the parties hereto have executed this Agreement as of the date first written above.

COMPANY: 5.11, Inc.

By:	/s/ Patrick A. Maciariello
Patrick A. Maciariello, Assistant Secretary

EXECUTIVE:

/s/ James McGinty
James McGinty

{Signature Page to Employment Agreement (McGinty)}

Exhibit A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you, in accordance with Section 2872 of the California Labor Code, that the obligations set forth in this Section 7 do not apply to an invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the invention either: (1) relates at the time of conception or reduction to practice of the invention to the Company’s business, or action or demonstrably anticipated research or development of the Company; or (2) results from any work performed by you for the Company. To the extent a provision in this Section 7 purports to require you to assign an invention otherwise excluded from this paragraph, the provision is against the public policy of California and is unenforceable. However, this limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

You must disclose on Exhibit B all inventions that have been developed by you, whether solely or jointly with others, for the purpose of determining the parties’ respective rights to the invention. Moreover, during the course of your employment with the Company, you must promptly disclose all inventions developed by you, whether solely or jointly with others, for the purpose of determining the parties’ respective rights to the invention.

Exhibit B

List of Inventions

Schedule A List of Activities